Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-130187 and 333-130188 on Form S-8 of White River Capital, Inc. of our report dated March 14, 2008 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of White River Capital, Inc. for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP

Raleigh, North Carolina
March 14, 2008